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                              DEPOSITARY AGREEMENT

                                                           Date: August 31, 1998

Boston EquiServe LP
1 Exchange Plaza
55 Broadway, 3rd Floor
New York, NY 10006

Gentlemen:

         Scudder Spain and Portugal Fund, Inc., a closed-end management investment company (the "Purchaser"), is offering to its shareholders the right to demand the repurchase of their shares (the "Redemption Right") in an amount of up to 4,883,365 of the Purchaser's issued and outstanding Common Stock, $.01 par value (the "Shares"), in exchange for a pro rata portion of each of the securities, including any cash (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities) held in the Purchaser's investment portfolio ("Portfolio Securities")(the "Redemption Right"), with each share being equal to its net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on the first business day following the Expiration Date (the "Valuation Date"), unless the Redemption Right is extended, subject to the terms and conditions set forth in its Redemption Right Statement dated September 2, 1998 (the "Redemption Right Statement") and in the related Letter of Transmittal (which shall include the Internal Revenue Service Form W-8 or Form W-9 and the DTC Delivery Election
Form), copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be amended from time to time, constitute the "Redemption Right Documents." The "Expiration Date" for the Redemption Right shall be 5:00 P.M. Eastern Time, on September 30, 1998, unless and until the Purchaser shall have extended the period of time for which the Redemption Right is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Redemption Right, as so extended by the Purchaser from time to time, shall expire. All terms not defined herein shall have the same meaning as in the Redemption Right Documents.

The Purchaser hereby agrees with you as follows:

         1) Subject to the terms and conditions of this Agreement, you will act as Depositary in connection with the Redemption Right, and in such capacity are authorized and directed to accept Shares presented for Redemption.
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         2) (a) Shares are properly presented for Redemption only if they have been presented in compliance with the procedures as set forth in Section 2 of the Redemption Right Statement. Shares shall be considered validly presented for Redemption to you only if:

            (i) you receive prior to the Expiration Date (x) certificates for such Shares (or a Confirmation (as defined in paragraph (b) below) relating to such Shares), and (y) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (as defined in paragraph (b) below) relating thereto; or

            (ii) you receive (x) a Notice of Guaranteed Delivery (as defined in paragraph (b) below) relating to such Shares from an Eligible Institution (as defined in paragraph (b) below) prior to the Expiration Date and (y) certificates for such Shares (or a Confirmation relating to such Shares) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto at or prior to 5:00 P.M., Eastern Time, on the third New York Stock Exchange, Inc. (the "NYSE") trading day after the date of execution of such Notice of Guaranteed Delivery; and

            (iii) in the case of either clause (i) or (ii) above, a final determination of the adequacy of the items received, as provided in Section 4 hereof, has been made by Purchaser.

            (b) For the purpose of this Agreement: (i) a "Confirmation" shall be a confirmation of book-entry transfer of Shares into your account at The Depository Trust Company, (hereinafter referred to as "DTC") to be established and maintained by you in accordance with Section 3 hereof; (ii) a "Notice of Guaranteed Delivery" shall be a notice of guaranteed delivery substantially in the form attached as Exhibit C hereto or a telegram, telex, facsimile transmission or letter substantially in such form, or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of DTC and the Depositary, substantially in such form; provided, however, that if such notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice; (iii) an "Eligible Institution" shall be a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP); and (iv) an "Agent's Message" shall be a message from DTC transmitted to, and received by, the Depositary forming a part of a timely Confirmation, which states that (a) DTC has received an express acknowledgment from the DTC participant presenting the Shares for Redemption that are the subject of the Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and
(c) the Purchaser may enforce the agreement against the DTC participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

            (c) We acknowledge that in connection with the Redemption Right you may enter into agreements or arrangements with DTC which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Redemption Right with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by DTC or participants therein and (iii) you, as Depositary, are authorized to enter


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into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, you are expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary representations or warranties in connection therewith, and any such agreement or arrangement shall be enforceable against the Purchaser.

         3) You shall take steps to establish and, subject to such establishments, maintain an account at DTC for book-entry transfers of Shares, as set forth in the Letter of Transmittal and Section 2 of the Redemption Right Statement, and you shall comply with the provisions of Rule 17Ad-14 under the Securities Exchange Act of 1934, as amended.

         4) (a) You are authorized and directed to examine any certificate representing Shares, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or Agent's Message and any other document required by the Letter of Transmittal received by you to determine whether you believe any request for Redemption may be defective. In the event you conclude that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or other document has been improperly completed, executed or transmitted, any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions) or if some other irregularity in connection with the request for Redemption of Shares exists, you are authorized subject to Section 4(b) hereof to advise the redeeming stockholder, or DTC, or the Information Agent, as the case may be, of the existence of the irregularity, but you are not authorized to accept any request for Redemption of fractional Shares, any Request for Redemption not in accordance with the terms and subject to the conditions set forth in the Redemption Right Statement, or any other redemption request which you deem to be defective, unless you shall have received from the Purchaser the Letter of Transmittal which was surrendered (or if the request for Redemption was made by means of a Confirmation containing an Agent's Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such request for Redemption has been cured or waived and that such request for redemption has been accepted by the Purchaser.

            (b) Promptly upon your concluding that any Request for Redemption is defective, you shall, after consultation with and on the written instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person requesting redmeption of such Shares, or DTC transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the certificates involved to such person in the manner described in Section 11 hereof. The Purchaser shall have full discretion to determine whether any request for redemption is complete and proper and shall have the absolute right to reject any or all requests for redemption of any particular Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such request for redemption may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that you shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Redemption Right or any defect or irregularity with respect to the request for redemption of any particular Shares. The interpretation by the Purchaser of the terms and conditions of the Redemption Right Statement, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the


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determination of whether any request for redemption is complete and proper)
shall be final and binding.

            (c) If less than all of the Shares validly presented for Redemption pursuant to the Redemption Right are to be accepted because the Redemption Right is oversubscribed by the Expiration Date, the Purchaser shall provide you with instructions regarding proration as soon as practicable. You agree to maintain accurate records as to all Shares presented for Redemption prior to or on the Expiration Date.

         5) You are authorized and directed to return to any person seeking Redemption of Shares, in the manner described in Section 11 hereof, any certificates representing Shares presented for Redemption by such person but duly withdrawn pursuant to the Redemption Right Statement. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Redemption Right Statement at your address set forth on the back page of the Redemption Right Statement. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and, if the certificates representing such Shares have been delivered or otherwise identified to you, the name of the registered holder(s) of such Shares as set forth in such certificates. If the certificates have been delivered to you, then prior to the release of such certificates the stockholder presenting Shares for Redemption must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. You are authorized and directed to examine any notice of withdrawal to determine whether you believe any such notice may be defective. In the event you conclude that any such notice is defective you shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares so withdrawn shall no longer be considered to be properly presented for Redemption unless such Shares are re-presented for Redemption prior to the Expiration Date pursuant to the Redemption Right.

         6) Subject to Sections 18 and 25 hereof, any amendment to or extension of the Redemption Right, as the Purchaser shall from time to time determine, shall be effective upon notice to you from the Purchaser given prior to the time the Redemption Right would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that you may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Redemption Right shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify you of such termination.

         7) At 11:00 A.M. Eastern Time, or as promptly as practicable thereafter on each business day, or more frequently if reasonably requested to tally major figures, you shall advise each of the parties named below by facsimile transmission your preliminary review (and at all times subject to final determination by Purchaser), as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the number of Shares properly presented for Redemption on such day; (ii)


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the number of Shares properly presented for Redemption represented by certificates physically held by you on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery on such day; (iv) the number of Shares withdrawn on such day; (v) the number of requests for liquidation of Portfolio Securities; (vi) the number of requests for receipt of Portfolio Securities by redeeming Shareholders and (vii) the cumulative totals of Shares in categories (i) thru (vi) above through 12:00 Noon, Eastern Time, on such day:

            (a) Bruce H. Goldfarb, Esq.

            (b) Judith A. Hannaway

            (c) Jim Kirchner

You shall also furnish to each of the above-named persons a written report confirming the above information which has been communicated orally on the day following such oral communication. You shall furnish to the Purchaser, such reasonable information, to the extent such information has been furnished to you, on the redeeming stockholders as may be requested from time to time.

You shall furnish to the Purchaser, upon request, master lists of Shares presented for Redemption, including an A-to-Z list of the redeeming stockholders.

         You are also authorized and directed to provide the persons listed above or any other persons approved by the Purchaser with such other information relating to the Shares, Redemption Right Statement, Letters of Transmittal, Agent's Messages or Notices of Guaranteed Delivery as the Purchaser may reasonably request from time to time.

         8) Letters of Transmittal, Notices of Guaranteed Delivery, Agent's Messages, telegrams, telexes, facsimile transmissions, notices and letters submitted to you pursuant to the Redemption Right Statement shall be stamped by you to indicate the date and time of the receipt thereof and these documents, or copies thereof, shall be preserved by you for a reasonable time not to exceed one year or the term of this Agreement, whichever is longer, and thereafter shall be delivered by you to the Purchaser. Thereafter, any inquiries relating to or requests for any of the foregoing shall be directed solely to the Purchaser and not the Depositary.

         9) At such time as you shall be notified by the Purchaser, you shall request the transfer agent for the Shares to effect the transfer of all Shares repurchased pursuant to the Redemption Right, in accordance with written instructions from the Purchaser, and upon your receipt thereof notify the Purchaser. At such time as you shall be notified by Scudder Investor Services, Inc. as liquidating agent for the redeeming stockholders requesting liquidation of proceeds received from the Redemption Right, you shall issue checks to such stockholders representing the proceeds of liquidation.

         10) (a) You will prepare and mail to each redeeming stockholder whose Shares were accepted for repurchase, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations ("Foreign Stockholders"), a Form 1099-B reporting the repurchase of Shares as of the date such Shares are accepted for payment. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before


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February 28th of the year following the year in which the Shares are accepted for payment. You will also prepare and mail to each redeeming stockholder who elects to liquidate their Portfolio Securities received for cash, a Form 1099-B reporting the liquidation of the Portfolio Securities. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations.

            (b) You will deduct and withhold 31% backup withholding tax from the repurchase price payable with respect to Shares presented for Redemption by any stockholder, other than a Foreign Stockholder, who has not properly provided you with his taxpayer identification number, in accordance with Treasury Regulations.

            (c) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Purchaser instructs you in writing.

         11) If, pursuant to the terms and conditions of the Redemption Right, the Purchaser has notified you that it does not accept certain of the Shares presented for Redemption or purported to be presented for Redemption or a stockholder withdraws any Shares presented for Redemption, you shall promptly return the deposited certificates for such Shares, together with any other documents received, to the person who deposited the same, without expense to such person. Certificates for such unpurchased Shares shall be forwarded by you, at your option, by: (i) first class mail under a blanket surety bond protecting you and the Purchaser from losses or liabilities arising out of the non-receipt or nondelivery of such Shares; or (ii) registered mail insured separately for the value of such Shares. If any such Shares were presented for Redemption or purported to be presented for Redemption by means of a Confirmation containing an Agent's Message, you shall notify DTC of the Purchaser's decision not to accept the Shares.

         12) You shall take all reasonable action with respect to the Redemption Right as may from time to time be requested by the Purchaser or the Information Agent. You are authorized to cooperate with and furnish information to the Purchaser and the Information Agent, any of its representatives or any other organization (or its representatives) designated from time to time by the Purchaser, in any manner reasonably requested by any of them in connection with the Redemption Right and requests for Redemption thereunder.

         13) Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Purchaser or Information Agent, as the case may be, as soon as practicable. You shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

         14) Whether or not any Shares are presented for Redemption or the Redemption Right is consummated, for your services as Depositary hereunder we shall pay to you compensation in accordance with the fee schedule attached as
Schedule 1 hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of your counsel. Such additional out-of-pocket expenses must be approved by the Purchaser prior to being incurred.

         15) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or your duties hereunder or the rights of the Purchaser or of any stockholders surrendering certificates for Shares pursuant to the Redemption Right, you


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shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Purchaser and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

         16) As Depositary hereunder you:

            (a) shall have no duties or obligations other than those specifically set forth herein, or in Schedule 1 and Exhibits A, B, and C hereto, or as may subsequently be agreed to in writing by you and the Purchaser;

            (b) shall have no obligation to make payment for any Shares unless the Purchaser shall have provided the necessary Portfolio Securities representing the full amounts due and payable with respect thereto;

            (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby deposited with you or presented for Redemption through an Agent's Message hereunder and will not be required to and will make no representations as to or be responsible for the validity, sufficiency, value, or genuineness of the Redemption Right;

            (d) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and, where the taking of such action might in your judgment subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

            (e) may rely on and shall be authorized and protected in acting upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, Agent's Message or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

            (f) may rely on and shall be authorized and protected in acting upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to your actions as Depositary covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Purchaser;

            (g) may consult counsel satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

            (h) shall not be called upon at any time to advise any person presenting Shares for Redemption or considering presenting Shares for Redemption pursuant to the Redemption Right as to the wisdom of making the request for redemption or as to the market value of any security presented for Redemption thereunder;


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            (i) may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder;

            (j) shall not be liable or responsible for any recital or statement contained in the Redemption Right or any other documents relating thereto;

            (k) shall not be liable or responsible for any failure of the Purchaser to comply with any of its obligations relating to the Redemption Right, including without limitation obligations under applicable securities laws;

            (l) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including, without limitation, the Information Agent;

            (m) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from DTC, or for the actions of any other person in connection with any such message or communication; and

            (n) shall take all other actions necessary or appropriate as Depositary under the terms of the Redemption Right and under the customs and practices reasonably applied to transactions of this type.

         17) The Purchaser covenants to indemnify and hold you and your officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any loss, liability, damage or expense (including without limitation any loss, liability, damage or expense incurred for submitting for transfer Shares presented for Redemption without a signature guarantee pursuant to the Letter of Transmittal, or in connection with any communication or message transmitted or purported to be transmitted through electronic means to or from DTC, and the fees and expenses of counsel) incurred without negligence or intentional misconduct as a result of your acting or failing to act upon the instructions of the Purchaser arising out of or in connection with the Redemption Right, this Agreement or the administration of your duties hereunder, including, without limitation, the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. You shall promptly notify the Purchaser of any action, proceeding, suit or claim by letter or telex or facsimile transmission confirmed by letter. The Purchaser shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

         18) Unless terminated earlier by the parties hereto, this Agreement shall terminate upon (a) Purchaser's termination or withdrawal of the Redemption Right, (b) if Purchaser does not terminate or withdraw the Redemption Right, the date which is two (2) months after the delivery of the proceeds of the liquidation of Portfolio Securities to those redeeming Shareholders electing liquidation or (c) if not terminated or withdrawn earlier, the date which is three (3) months after the date of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Purchaser any certificates, funds or property then held by you as Depositary under this Agreement, and after such time any party


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entitled to such certificates, funds or property shall look solely to the
Purchaser and not the Depositary therefore, and all liability of the Depositary with respect thereto shall cease, provided, however, that the Depositary, before being required to make such delivery to the Purchaser, may mail to each person who has presented Shares for Redemption but not received payment, or both, notice that such certificates, funds or property remain unclaimed and that after a date specified therein, which shall not be less than 30 days from the date of publication or mailing, any unclaimed balance of such certificates, funds or property will be delivered to the Purchaser. Sections 14, 16 and 17 hereof shall survive any termination of this Agreement.

         19) In the event that any claim of inconsistency between this Agreement and the terms of the Redemption Right arise, as they may from time to time be amended, the terms of the Redemption Right shall control, except with respect to the duties, liabilities and rights, including without limitation compensation and indemnification, of you as Depositary, which shall be controlled by the terms of this Agreement.

         20) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

         21) Purchaser represents and warrants that (a) it is each duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Redemption Right and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action; (c) this Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, binding and enforceable obligation of it, (d) the Redemption Right will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Redemption Right.

         22) Set forth in Exhibit D hereto is a list of the names and specimen signatures of the persons authorized to act for the Purchaser under this Agreement. The Secretary of the Purchaser may, from time to time, certify to you the names and signatures of any other persons authorized to act for the Purchaser, as the case may be, under this Agreement.

         23) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communication under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Purchaser, to its address set forth beneath its signature to this Agreement, or, if to the Depositary, to Barbara Cummings, Boston EquiServe LP, 150 Royall Street, Canton, MA 02021, or to such other address as a party hereto shall notify the other parties.

         24) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.


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         25) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

Please acknowledge receipt of this Letter, the Redemption Right Statement, the Letter of Transmittal, and the Notice of Guaranteed Delivery, and confirm the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement among us.

                                           Very truly yours,
                                           Scudder Spain and Portugal Fund, Inc.

                                           By:
                                              ----------------------
                                           Name: Bruce H. Goldfarb
                                           Title:    Vice President
                                           Address for notices: 345 Park Avenue,
                                           New York, NY 10154

                                           TEL: 212-336-4654

                                           Accepted as of the date above first
                                           written.

Boston EquiServe LP as Depositary

By:
   ----------------------
Name:
Title:

TEL:
FAX:


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Exhibit A    Redemption Right Statement
Exhibit B    Letter of Transmittal
Exhibit C    Notice of Guaranteed Delivery
Exhibit D    Specimen Signatures


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